The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This preliminary pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 6, 2024

Citigroup Global Markets Holdings Inc.	August-----, 2024 Medium-Term Senior Notes, Series N Pricing Supplement No. 2024—USNCH[ ] Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-270327 and 333-270327-01

Relative Performance Buffer Securities Linked to the Consumer Staples Select Sector SPDR® Fund Relative to the Consumer Discretionary Select Sector SPDR® Fund Due March 4, 2026

▪	The securities offered by this pricing supplement are unsecured debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. Unlike conventional debt securities, the securities do not pay interest and do not repay a fixed amount of principal at maturity. Instead, the securities offer a payment at maturity that may be greater than, equal to or less than the stated principal amount, depending on the performance of the long underlying specified below relative to the short underlying specified below.

▪	If the long underlying outperforms the short underlying, you will receive a positive return at maturity equal to that outperformance multiplied by the upside participation rate specified below, subject to the maximum return at maturity specified below. If the long underlying underperforms the short underlying, but not by more than the buffer percentage specified below, you will be repaid the stated principal amount of your securities at maturity but will not receive any positive return on your investment. In exchange for these features, investors in the securities must be willing to forgo any relative outperformance of the long underlying in excess of the maximum return at maturity specified below and must be willing to forgo any dividends with respect to the underlyings. In addition, investors in the securities must be willing to accept downside exposure to any relative underperformance of the long underlying in excess of the buffer percentage specified below. If the long underlying underperforms the short underlying by more than the buffer percentage specified below, you will lose 1% of the stated principal amount of your securities for every 1% by which that underperformance exceeds the buffer percentage.

▪	Your return on the securities will depend not on whether either underlying appreciates or depreciates, but on whether the long underlying outperforms or underperforms the short underlying. You may incur a significant loss on the securities even if both underlyings appreciate over the term of the securities.

▪	Investors must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the securities if we and Citigroup Inc. default on our obligations. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.
KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.

Underlyings:			Initial underlying value*
	Long Underlying:	Consumer Staples Select Sector SPDR® Fund	$
	Short Underlying:	Consumer Discretionary Select Sector SPDR® Fund	$
* For each underlying, its closing value on the pricing date

Stated principal amount:	$1,000 per security
Pricing date:	August 27, 2024
Issue date:	August 30, 2024
Valuation date:	February 27, 2026, subject to postponement if such date is not a scheduled trading day or certain market disruption events occur
Maturity date:	March 4, 2026
Payment at maturity:

You will receive at maturity for each security you then hold:

▪   If the relative underlying return is greater than 0% (the long underlying outperforms the short underlying):

$1,000 + ($1,000 × the relative underlying return × the upside participation rate), subject to the maximum return at maturity

▪   If the relative underlying return is less than or equal to 0% but greater than or equal to -10% (the long underlying underperforms the short underlying, but not by more than the buffer percentage): $1,000

▪   If the relative underlying return is less than -10% (the long underlying underperforms the short underlying by more than the buffer percentage): $1,000 + [$1,000 × (the relative underlying return + the buffer percentage)], subject to a minimum payment at maturity of $100 per security

If the long underlying underperforms the short underlying by more than the buffer percentage, you will lose 1% of the stated principal amount of your securities at maturity for every 1% by which that underperformance exceeds the buffer percentage.

Relative underlying return:	The underlying return of the long underlying minus the underlying return of the short underlying
Underlying return:	For each underlying, (i) its final underlying value minus its initial underlying value, divided by (ii) its initial underlying value
Maximum return at maturity:	$300.00 per security (30.00% of the stated principal amount). The payment at maturity per security will not exceed the stated principal amount plus the maximum return at maturity.
Final underlying value:	For each underlying, its closing value on the valuation date
Upside participation rate:	200.00%
Buffer percentage:	10.00%
Listing:	The securities will not be listed on any securities exchange
CUSIP / ISIN:	17332MTV6 / US17332MTV62
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)	Underwriting fee(2)	Proceeds to issuer
Per security:	$1,000.00	$6.00	$994.00
Total:	$	$	$

(1) Citigroup Global Markets Holdings Inc. currently expects that the estimated value of the securities on the pricing date will be at least $915.50 per security, which will be less than the issue price. The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2) CGMI will receive an underwriting fee of up to $6.00 for each security sold in this offering. The total underwriting fee and proceeds to issuer in the table above give effect to the actual total underwriting fee. For more information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement.  In addition to the underwriting fee, CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

(3) The per security proceeds to issuer indicated above represent the minimum per security proceeds to issuer for any security, assuming the maximum per security underwriting fee. As noted above, the underwriting fee is variable.

Concurrent with this offering of the securities, the issuer is offering other securities that are similar to the securities but that have economic terms that differ from those provided by the securities. The differences in the economic terms reflect differences in costs to the issuer in connection with the distribution of the securities and such other securities.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-6.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, which can be accessed via the hyperlinks below:

Product Supplement No. EA-02-10 dated March 7, 2023     Underlying Supplement No. 11 dated March 7, 2023
Prospectus Supplement and Prospectus each dated March 7, 2023

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.

Additional Information

General. The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, the accompanying product supplement contains important information about how the closing value of each underlying will be determined and about adjustments that may be made to the terms of the securities upon the occurrence of market disruption events and other specified events with respect to each underlying. The accompanying underlying supplement contains information about each underlying that is not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement in deciding whether to invest in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Closing Value. The “closing value” of each underlying on any date is the closing price of its underlying shares on such date, as provided in the accompanying product supplement. The “underlying shares” of each underlying is its shares that are traded on a U.S. national securities exchange. Please see the accompanying product supplement for more information.

PS-2

Citigroup Global Markets Holdings Inc.

Payout Diagram

The diagram below illustrates your payment at maturity for a range of hypothetical relative underlying returns.

Investors in the securities will not receive any dividends with respect to the underlyings. The diagram and examples below do not show any effect of lost dividend yield over the term of the securities. See “Summary Risk Factors—You will not receive dividends or have any other rights with respect to the underlyings” below.

Payout Diagram

■ The Securities	■ The Relative Underlying Return
PS-3

Citigroup Global Markets Holdings Inc.

Hypothetical Examples

The table and examples below illustrate various calculations of the payment at maturity and total return on the securities assuming various hypothetical underlying returns of the underlyings and resulting relative underlying returns. The table and examples show only a limited number of possible scenarios and are only for illustrative purposes. They are not a predication of what the actual relative underlying return or actual payment at maturity on the securities will be. The actual payment at maturity will depend on the actual underlying return of each underlying and the actual resulting relative underlying return.

Hypothetical Underlying Return		Hypothetical Relative Underlying Return(1)	Hypothetical Payment at Maturity per Security	Hypothetical Total Return on Securities at Maturity(2)
Long Underlying	Short Underlying
50%	25%	25%	$1,300.00	30.00%
-25%	-50%	25%	$1,300.00	30.00%
20%	10%	10%	$1,200.00	20.00%
-10%	-20%	10%	$1,200.00	20.00%
25%	20%	5%	$1,100.00	10.00%
-10%	-15%	5%	$1,100.00	10.00%
5%	5%	0%	$1,000.00	0%
-20%	-20%	0%	$1,000.00	0%
10%	15%	-5%	$1,000.00	0%
-15%	-10%	-5%	$1,000.00	0%
10%	20%	-10%	$1,000.00	0%
-20%	-10%	-10%	$1,000.00	0%
25%	50%	-25%	$850.00	-15%
-50%	-25%	-25%	$850.00	-15%
25%	75%	-50%	$600.00	-40%
-50%	0%	-50%	$600.00	-40%
0%	100%	-100%	$100.00	-90%
-50%	50%	-100%	$100.00	-90%

(1) Equal to the hypothetical underlying return of the long underlying minus the hypothetical underlying return of the short underlying.

(2) Equal to (i) the hypothetical payment at maturity per security minus the stated principal amount of $1,000 divided by (ii) the stated principal amount of $1,000.

Example 1—Upside Scenario A. The underlying return of the long underlying is 25% and the underlying return of the short underlying is 20%, resulting in a relative underlying return of 5%.

In this example, the relative underlying return is greater than 0%. As a result, you would receive a payment at maturity per security calculated as follows:

Payment at maturity per security = $1,000 + ($1,000 × the relative underlying return × the upside participation rate), subject to the maximum return at maturity

= $1,000 + ($1,000 × 5% × 200%), subject to the maximum return at maturity

= $1,000 + $100, subject to the maximum return at maturity

= $1,100

In this scenario, the long underlying has outperformed the short underlying, and as a result you would receive a positive return at maturity equal to that outperformance multiplied by the upside participation rate, subject to the maximum return at maturity. As this example illustrates, even if the long underlying outperforms the short underlying so that you receive a positive return on the securities, your return on the securities may be significantly less than the return you would have received on a direct investment in either the long underlying or the short underlying.

PS-4

Citigroup Global Markets Holdings Inc.

Example 2—Upside Scenario B. The underlying return of the long underlying is -10% and the underlying return of the short underlying is -15%, resulting in a relative underlying return of 5%.

In this example, the relative underlying return is greater than 0%. As a result, you would receive a payment at maturity per security calculated as follows:

Payment at maturity per security = $1,000 + ($1,000 × the relative underlying return × the upside participation rate), subject to the maximum return at maturity

= $1,000 + ($1,000 × 5% × 200%), subject to the maximum return at maturity

= $1,000 + $100, subject to the maximum return at maturity

= $1,100

In this scenario, the long underlying has outperformed the short underlying, and as a result you would receive a positive return at maturity equal to that outperformance multiplied by the upside participation rate, subject to the maximum return at maturity. As this example illustrates, you will receive a positive return at maturity if the long underlying outperforms the short underlying, even if both underlyings depreciate.

Example 3—Upside Scenario C. The underlying return of the long underlying is 10% and the underlying return of the short underlying is -10%, resulting in a relative underlying return of 20%.

In this example, the relative underlying return is greater than 0%. As a result, you would receive a payment at maturity per security calculated as follows:

Payment at maturity per security = $1,000 + ($1,000 × the relative underlying return × the upside participation rate), subject to the maximum return at maturity

= $1,000 + ($1,000 × 20% × 200%), subject to the maximum return at maturity

= $1,000 + $400, subject to the maximum return at maturity

= $1,300

In this scenario, the long underlying has outperformed the short underlying, but that outperformance multiplied by the upside participation rate would exceed the maximum return at maturity. As a result, your total return at maturity in this scenario would be limited to the maximum return at maturity, and an investment in the securities would underperform a hypothetical alternative investment providing 1-to-1 exposure to the outperformance of the underlying without a maximum return.

Example 4—Par Scenario A. The underlying return of the long underlying is 10% and the underlying return of the short underlying is 15%, resulting in a relative underlying return of -5%.

In this example, the long underlying has underperformed the short underlying, but not by more than the buffer percentage. As a result, you would be repaid the stated principal amount of your securities at maturity but would not receive any positive return on your investment.

Example 5—Par Scenario B. The underlying return of the long underlying is -15% and the underlying return of the short underlying is -10%, resulting in a relative underlying return of -5%.

In this example, the long underlying has underperformed the short underlying, but not by more than the buffer percentage. As a result, you would be repaid the stated principal amount of your securities at maturity but would not receive any positive return on your investment.

Example 6—Downside Scenario A. The underlying return of the long underlying is 25% and the underlying return of the short underlying is 75%, resulting in a relative underlying return of -50%.

In this example, the relative underlying return is less than -10%. As a result, you would receive a payment at maturity per security calculated as follows:

Payment at maturity per security = $1,000 + [$1,000 × (the relative underlying return + the buffer percentage)]

= $1,000 + [$1,000 × (-50% + 10%)]

= $1,000 + -$400

= $600

In this scenario, the long underlying has underperformed the short underlying by more than the buffer percentage. As a result, you would lose 1% of the stated principal amount of your securities for every 1% by which that underperformance exceeded the buffer percentage. You would incur a significant loss on your investment in this scenario even though both underlyings have appreciated over the term of the securities.

Example 7—Downside Scenario B. The underlying return of the long underlying is -50% and the underlying return of the short underlying is 50%, resulting in a relative underlying return of -100%.

PS-5

Citigroup Global Markets Holdings Inc.

In this example, the relative underlying return is less than -10%. As a result, you would receive a payment at maturity per security calculated as follows:

Payment at maturity per security = $1,000 + [$1,000 × (the relative underlying return + the buffer percentage)]

= $1,000 + [$1,000 × (-100% + 10%)]

= $1,000 + -$900

= $100

In this scenario, the long underlying has underperformed the short underlying by more than the buffer percentage. As a result, you would lose 1% of the stated principal amount of your securities for every 1% by which that underperformance exceeded the buffer percentage.

PS-6

Citigroup Global Markets Holdings Inc.

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with the relative performance of the underlyings. Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisors as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities. You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-7 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

▪	You may lose a significant portion of your investment. Unlike conventional debt securities, the securities do not repay a fixed amount of principal at maturity. Instead, your payment at maturity will depend on whether the long underlying outperforms or underperforms the short underlying. If the long underlying underperforms the short underlying by more than the buffer percentage, you will lose 1% of the stated principal amount of your securities for every 1% by which that underperformance exceeds the buffer percentage.

▪	Your potential return on the securities is limited. Your potential total return on the securities at maturity is limited to the maximum return at maturity, even if the long underlying outperforms the short underlying significantly more than the maximum return at maturity. If the long underlying outperforms the short underlying by more than the maximum return at maturity, the securities will underperform an alternative investment providing 1-to-1 exposure to that outperformance. When lost dividends are taken into account, the securities may underperform an alternative investment providing 1-to-1 exposure to the outperformance of the long underlying and the short underlying even if the long underlying outperforms the short underlying by less than the maximum return at maturity. In addition, the maximum return at maturity reduces the effect of the upside participation rate for all final underlying values exceeding the relative underlying return at which, by multiplying the corresponding relative underlying return by the upside participation rate, the maximum return at maturity is reached.

▪	The securities do not pay interest. Unlike conventional debt securities, the securities do not pay interest or any other amounts prior to maturity. You should not invest in the securities if you seek current income during the term of the securities.

▪	You may incur a significant loss on the securities even if both underlyings appreciate. Your return on the securities will depend not on whether either underlying appreciates or depreciates, but on whether the long underlying outperforms or underperforms the short underlying. If both underlyings appreciate, but the short underlying outperforms the long underlying by an amount that exceeds the buffer percentage, you will incur a loss, and potentially a significant loss, on your investment in the securities. For example, if the long underlying appreciates by 10% and the short underlying appreciates by 50%, you would incur a loss at maturity equal to the relative underlying return of -40% plus the buffer percentage.

▪	The securities may significantly underperform either or both underlyings. Your return on the securities will depend on the relative performance, and not the absolute performance, of the underlyings. Even if the long underlying outperforms the short underlying, your return on the securities may be significantly less than the return you would have received had you invested directly in either the long underlying or the short underlying. For example, if the long underlying appreciates by 25% and the short underlying appreciates by 20%, your return on the securities at maturity would be equal to the relative underlying return of 5% multiplied by the upside participation rate. In this scenario, you would have received a significantly greater return had you invested directly in either the long underlying or the short underlying rather than in the securities.

▪	You will not receive dividends or have any other rights with respect to the underlyings. You will not receive any dividends with respect to the underlyings. In addition, you will not have voting rights or any other rights with respect to the underlyings or the stocks included in the underlyings.

▪	Your payment at maturity depends on the closing values of the underlyings on a single day. Because your payment at maturity depends on the closing values of the underlyings solely on the valuation date, you are subject to the risk that the relative underlying return determined on that day may be lower, and possibly significantly lower, than it would have been had it been determined on one or more other dates during the term of the securities. If the payment at maturity were based on an average of the relative underlying returns, you might have achieved better returns.

▪	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.

▪	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the

PS-7

Citigroup Global Markets Holdings Inc.

securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

▪	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) any selling concessions or other fees paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of, and correlation between, the closing values of the underlyings, dividend yields on the underlyings and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

▪	The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that is payable on the securities.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the securities prior to maturity.

▪	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

▪	The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the closing values of the underlyings, the volatility of, and correlation between, the closing values of the underlyings, dividend yields on the underlyings, interest rates generally, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate, among other factors described under “Risk Factors Relating to the Securities—Risk Factors Relating to All Securities—The value of your securities prior to maturity will fluctuate based on many unpredictable factors” in the accompanying product supplement. Changes in the relative performance of the underlyings may not result in a comparable change in the value of your securities. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

PS-8

Citigroup Global Markets Holdings Inc.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

▪	The Consumer Staples Select Sector SPDR® Fund is subject to risks associated with the consumer staples sector. The stocks held by the Consumer Staples Select Sector SPDR® Fund are generally concentrated in the consumer staples sector. As a result, the value of the securities may be subject to greater volatility and may be more adversely affected by a single economic, political or regulatory occurrence affecting this industry than a different investment linked to securities of a more broadly diversified group of issuers. Consumer staples companies are subject to government regulation affecting their products, which may negatively impact their performance. For instance, government regulations may affect the permissibility of using various food additives and production methods, which could affect company profitability. Tobacco companies may be adversely affected by the adoption of proposed legislation and/or by litigation. Also, the success of food, beverage, household and personal product companies may be strongly affected by consumer interest, marketing campaigns and other factors affecting supply and demand, including performance of the overall domestic and global economy, interest rates, competition and consumer confidence and spending.

▪	The Consumer Discretionary Select Sector SPDR® Fund is subject to risks associated with the consumer discretionary sector. All or substantially all of the equity securities held by the Consumer Discretionary Select Sector SPDR® Fund are issued by companies whose primary line of business is directly associated with the consumer discretionary sector, including the following industries: retail (specialty, multiline, internet and direct marketing); hotels, restaurants and leisure; textiles, apparel and luxury goods; household durables; automobiles; auto components; distributors; leisure products; and diversified consumer services. The Consumer Discretionary Select Sector SPDR® Fund is concentrated in the consumer discretionary sector, which means the Consumer Discretionary Select Sector SPDR® Fund will be more affected by the performance of the consumer discretionary sector than a fund or index that was more diversified.

Market or economic factors impacting consumer discretionary companies and companies that rely heavily on Consumer Discretionary advances could have a major effect on the value of the Consumer Discretionary Select Sector SPDR® Fund. The success of consumer product manufacturers and retailers is tied closely to the performance of the overall domestic and international economy, interest rates, competition and consumer confidence. Success depends heavily on disposable household income and consumer spending. Changes in demographics and consumer tastes can also affect the demand for, and success of, consumer products and services in the marketplace.

The factors described above affect the consumer discretionary sector generally and could affect the value of the securities held by the Consumer Discretionary Select Sector SPDR® Fund and thus the value of the Consumer Discretionary Select Sector SPDR® Fund during the term of the securities, which may adversely affect the value of your securities.

▪	The index tracked by the Consumer Discretionary Select Sector SPDR® Fund underwent a significant change in September 2018 and, as a result, the index tracked by the Consumer Discretionary Select Sector SPDR® Fund will differ in important ways from the index tracked by the Consumer Discretionary Select Sector SPDR® Fund in the past. The Consumer Discretionary Select Sector SPDR® Fund seeks to track the Consumer Discretionary Select Sector Index. S&P Dow Jones Indices LLC announced that, in September 2018 (the “rebalance date”), the Consumer Discretionary Select Sector Index would be reconstituted by eliminating the stocks of the media industry group and certain companies from the internet & direct marketing retail sub-industry (“communication services stocks”). The Consumer Discretionary Select Sector SPDR® Fund implemented corresponding changes to its portfolio by divesting communication services stocks representing nearly 25% of the net asset value of the Consumer Discretionary Select Sector SPDR® Fund. As a result, the Consumer Discretionary Select Sector SPDR® Fund no longer holds any communication services stocks. Consequently, the Consumer Discretionary Select Sector SPDR® Fund is less diversified and is more concentrated in the consumer discretionary sector than it was before this change to its portfolio.

After the rebalance date, the Consumer Discretionary Select Sector SPDR® Fund tracks a portfolio of stocks that differs meaningfully from the portfolio that it tracked prior to the rebalance date. When evaluating the historical performance of the Consumer Discretionary Select Sector SPDR® Fund contained in this pricing supplement, you should bear in mind that the index tracked by the Consumer Discretionary Select Sector SPDR® Fund included a different composition of stocks during the historical period shown than it will include going forward. The historical performance of the Consumer Discretionary Select Sector SPDR® Fund might have been meaningfully different had the index tracked by the Consumer Discretionary Select Sector SPDR® Fund included during the historical period the same composition of stocks as it includes after the rebalance date.

The changes to the Consumer Discretionary Select Sector SPDR® Fund described above represent a significant change in the nature of the Consumer Discretionary Select Sector SPDR® Fund. We cannot predict what effect these changes may have on the performance of the Consumer Discretionary Select Sector SPDR® Fund. It is possible that these changes could adversely affect the performance of the Consumer Discretionary Select Sector SPDR® Fund and, in turn, your return on the securities.

▪	Our offering of the securities is not a recommendation for or against either underlying. The fact that we are offering the securities does not mean that we believe that the long underlying is likely to outperform the short underlying. In fact, as we are part of a global financial institution, our affiliates may have positions (including long and short positions) in the underlyings or in instruments related to the underlyings, and may publish research or express opinions, that in each case are inconsistent with an

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Citigroup Global Markets Holdings Inc.

investment in the securities. These and other activities of our affiliates may affect the closing values of the underlyings in a way that negatively affects the value of and your return on the securities.

▪	The closing value of an underlying may be affected by our or our affiliates’ hedging and other trading activities in a manner that is adverse to holders of the securities. We expect to hedge our obligations under the securities through CGMI or other of our affiliates, who may take positions in the underlyings or in financial instruments related to the underlyings and may adjust such positions during the term of the securities. Our affiliates also take positions in the underlyings or in financial instruments related to the underlyings on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the closing value of the underlyings in a way that negatively affects the value of and your return on the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines.

▪	We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates engage in business activities with a wide range of companies. These activities include extending loans, making and facilitating investments, underwriting securities offerings and providing advisory services. These activities could involve or affect the underlyings in a way that negatively affects the value of and your return on the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines. In addition, in the course of this business, we or our affiliates may acquire non-public information, which will not be disclosed to you.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities. If certain events occur during the term of the securities, such as market disruption events and other events with respect to an underlying, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your return on the securities. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities. See “Risks Relating to the Securities—Risks Relating to All Securities—The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities” in the accompanying product supplement.

▪	Even if an underlying pays a dividend that it identifies as special or extraordinary, no adjustment will be required under the securities for that dividend unless it meets the criteria specified in the accompanying product supplement. In general, an adjustment will not be made under the terms of the securities for any cash dividend paid by an underlying unless the amount of the dividend per share, together with any other dividends paid in the same quarter, exceeds the dividend paid per share in the most recent quarter by an amount equal to at least 10% of the closing value of that underlying on the date of declaration of the dividend. Any dividend will reduce the closing value of the underlying by the amount of the dividend per share. If an underlying pays any dividend for which an adjustment is not made under the terms of the securities, holders of the securities will be adversely affected. See “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments—Certain Extraordinary Cash Dividends” in the accompanying product supplement.

▪	The securities will not be adjusted for all events that may have a dilutive effect on or otherwise adversely affect the closing value of an underlying. For example, we will not make any adjustment for ordinary dividends or extraordinary dividends that do not meet the criteria described above, partial tender offers or additional underlying share issuances. Moreover, the adjustments we do make may not fully offset the dilutive or adverse effect of the particular event. Investors in the securities may be adversely affected by such an event in a circumstance in which a direct holder of the underlying shares of an underlying would not.

▪	The securities may become linked to an underlying other than an original underlying upon the occurrence of a reorganization event or upon the delisting of the underlying shares of that original underlying. For example, if an underlying enters into a merger agreement that provides for holders of its underlying shares to receive shares of another entity and such shares are marketable securities, the closing value of that underlying following consummation of the merger will be based on the value of such other shares. Additionally, if the underlying shares of an underlying are delisted, the calculation agent may select a successor underlying. See “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF” in the accompanying product supplement.

▪	The value and performance of the underlying shares of an underlying may not completely track the performance of the underlying index that that underlying seeks to track or the net asset value per share of that underlying. In the case of the underlying that is an underlying ETF, the underlying does not fully replicate the underlying index that it seeks to track and may hold securities different from those included in its underlying index. In addition, the performance of the underlying will reflect additional transaction costs and fees that are not included in the calculation of its underlying index. All of these factors may lead to a lack of correlation between the performance of the underlying and its underlying index. In addition, corporate actions with respect to the equity securities held by the underlying (such as mergers and spin-offs) may impact the variance between the performance of the underlying and its underlying index. Finally, because the underlying shares are traded on an exchange and are subject to market supply and investor demand, the closing value of the underlying may differ from the net asset value per share of the underlying.

During periods of market volatility, securities included in the underlying’s underlying index may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the underlying and the liquidity of the underlying may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the underlying. Further, market volatility may adversely affect, sometimes materially, the price at which market participants are willing to buy and sell the underlying shares. As a result, under these circumstances, the closing

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Citigroup Global Markets Holdings Inc.

value of the underlying may vary substantially from the net asset value per share of the underlying. For all of the foregoing reasons, the performance of the underlying may not correlate with the performance of its underlying index and/or its net asset value per share, which could materially and adversely affect the value of the securities and/or reduce your return on the securities.

▪	Changes that affect the underlyings may affect the value of your securities. The sponsors of the underlyings may at any time make methodological changes or other changes in the manner in which they operate that could affect the values of the underlyings. We are not affiliated with any such underlying sponsor and, accordingly, we have no control over any changes any such sponsor may make. Such changes could adversely affect the performance of the underlyings and the value of and your return on the securities.

▪	The U.S. federal tax consequences of an investment in the securities are unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. Even if the treatment of the securities as prepaid forward contracts is respected, a security may be treated as a “constructive ownership transaction,” with potentially adverse consequences described below under “United States Federal Tax Considerations.” Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

If you are a non-U.S. investor, you should review the discussion of withholding tax issues in “United States Federal Tax Considerations—Non-U.S. Holders” below.

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Citigroup Global Markets Holdings Inc.

Information About the Consumer Staples Select Sector SPDR® Fund

The Consumer Staples Select Sector SPDR® Fund is an exchange-traded fund that seeks to provide investment results that, before expenses, correspond generally to the performance of publicly traded equity securities of companies in the S&P Consumer Staples Select Sector Index. The S&P Consumer Staples Select Sector Index is intended to provide an indication of the pattern of common stock price movements of companies that are components of the S&P 500® Index and are involved in the consumer staples sector. The S&P Consumer Staples Select Sector Index includes companies in the following industries: (i) food and staples retailing, (ii) beverages, (iii) food products, (iv) tobacco, (v) household products and (vi) personal products.

The Consumer Staples Select Sector SPDR® Fund is managed by the Select Sector SPDR® Trust, a registered investment company. The Select Sector SPDR® Trust consists of eleven separate investment portfolios, including the Consumer Staples Select Sector SPDR® Fund.

Information provided to or filed with the SEC by The Select Sector SPDR® Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-57791 and 811-08837, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The underlying shares of the Consumer Staples Select Sector SPDR® Fund trade on the NYSE Arca under the ticker symbol “XLP.”

Please refer to the section “Fund Descriptions— The Select Sector SPDR® Funds” in the accompanying underlying supplement for additional information.

We have derived all information regarding the Consumer Staples Select Sector SPDR® Fund from publicly available information and have not independently verified any information regarding the Consumer Staples Select Sector SPDR® Fund. This pricing supplement relates only to the securities and not to the Consumer Staples Select Sector SPDR® Fund. We make no representation as to the performance of the Consumer Staples Select Sector SPDR® Fund over the term of the securities.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The sponsor of the Consumer Staples Select Sector SPDR® Fund is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Historical Information

The closing value of the Consumer Staples Select Sector SPDR® Fund on July 30, 2024 was $77.99.

The graph below shows the closing value of the Consumer Staples Select Sector SPDR® Fund for each day such value was available from January 2, 2014 to July 30, 2024. We obtained the closing values from Bloomberg L.P., without independent verification. You should not take historical closing values as an indication of future performance.

Consumer Staples Select Sector SPDR® Fund – Historical Closing Values January 2, 2014 to July 30, 2024

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Citigroup Global Markets Holdings Inc.

Information About the Consumer Discretionary Select Sector SPDR® Fund

The Consumer Discretionary Select Sector SPDR® Fund is an exchange-traded fund that seeks to provide investment results that, before expenses, correspond generally to the performance of publicly traded equity securities of companies in the S&P Consumer Discretionary Select Sector Index. The S&P Consumer Discretionary Select Sector Index is intended to provide an indication of the pattern of common stock price movements of companies that are components of the S&P 500® Index and are involved in the development and production of consumer discretionary products. The S&P Consumer Discretionary Select Sector Index includes companies in the following eleven industries: (i) retail (specialty, multiline, internet and direct marketing), (ii) hotels, (iii) restaurants and leisure, (iv) textiles, (v) apparel and luxury goods, (vi) household durables, (vii) automobiles, (viii) auto components, (ix) distributors, (x) leisure products (xi) and diversified consumer services. The Consumer Discretionary Select Sector SPDR® Fund is managed by the Select Sector SPDR® Trust, a registered investment company. The Select Sector SPDR® Trust consists of numerous separate investment portfolios, including the Consumer Discretionary Select Sector SPDR® Fund.

Information provided to or filed with the SEC by Select Sector SPDR® Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-57791 and 811-08837, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The underlying shares of the Consumer Discretionary Select Sector SPDR® Fund trade on the NYSE Arca under the ticker symbol “XLY.”

Please refer to the section “Fund Descriptions— The Select Sector SPDR® Funds” in the accompanying underlying supplement for additional information.

We have derived all information regarding the Consumer Discretionary Select Sector SPDR® Fund from publicly available information and have not independently verified any information regarding the Consumer Discretionary Select Sector SPDR® Fund. This pricing supplement relates only to the securities and not to the Consumer Discretionary Select Sector SPDR® Fund. We make no representation as to the performance of the Consumer Discretionary Select Sector SPDR® Fund over the term of the securities.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The sponsor of the Consumer Discretionary Select Sector SPDR® Fund is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Historical Information

The closing value of the Consumer Discretionary Select Sector SPDR® Fund on July 30, 2024 was $184.63.

The graph below shows the closing value of the Consumer Discretionary Select Sector SPDR® Fund for each day such value was available from January 2, 2014 to July 30, 2024. We obtained the closing values from Bloomberg L.P., without independent verification. You should not take historical closing values as an indication of future performance.

Consumer Discretionary Select Sector SPDR® Fund – Historical Closing Values January 2, 2014 to July 30, 2024

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Citigroup Global Markets Holdings Inc.

Historical Information about the Relative Performance of the Consumer Staples Select Sector SPDR® Fund and the Consumer Discretionary Select Sector SPDR® Fund

The graph below shows the historical performance of the Consumer Staples Select Sector SPDR® Fund as compared to the historical performance of the Consumer Discretionary Select Sector SPDR® Fund for the period from January 2, 2014 to July 30, 2024. The index values shown below have been normalized to a level of 100 on January 2, 2014. The relative performance of the underlyings in the past is not an indication of their relative performance in the future.

Consumer Staples Select Sector SPDR® Fund and Consumer Discretionary Select Sector SPDR® Fund – Normalized Historical Closing Values January 2, 2014 to July 30, 2024

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Citigroup Global Markets Holdings Inc.

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

In the opinion of our counsel, Davis Polk & Wardwell LLP, a security should be treated as a prepaid forward contract for U.S. federal income tax purposes. By purchasing a security, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment. There is uncertainty regarding this treatment, and the IRS or a court might not agree with it. Moreover, our counsel’s opinion is based on market conditions as of the date of this preliminary pricing supplement and is subject to confirmation on the pricing date.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange.

•	Upon a sale or exchange of a security (including retirement at maturity), you should recognize gain or loss equal to the difference between the amount realized and your tax basis in the security. Subject to the discussion below concerning the potential application of the “constructive ownership” rules under Section 1260 of the Code, any gain or loss recognized upon a sale, exchange or retirement of a security should be long-term capital gain or loss if you held the security for more than one year.

Even if the treatment of the securities as prepaid forward contracts is respected, your purchase of a security may be treated as entry into a “constructive ownership transaction,” within the meaning of Section 1260 of the Code. In that case, all or a portion of any long-term capital gain you would otherwise recognize in respect of your securities would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain.” Any long-term capital gain recharacterized as ordinary income under Section 1260 would be treated as accruing at a constant rate over the period you held your securities, and you would be subject to an interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years. Due to the lack of governing authority under Section 1260, our counsel is not able to opine as to whether or how Section 1260 applies to the securities. You should read the section entitled “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Securities Treated as Prepaid Forward Contracts—Possible Application of Section 1260 of the Code” in the accompanying product supplement for additional information and consult your tax adviser regarding the potential application of the “constructive ownership” rule.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the securities and potential changes in applicable law.

Non-U.S. Holders. Subject to the discussions below and in “United States Federal Tax Considerations” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations. However, the regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one. Based on the terms of the securities and representations provided by us as of the date of this preliminary pricing supplement, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be subject to withholding tax under Section 871(m). However, the final determination regarding the treatment of the securities under Section 871(m) will be made as of the pricing date for the securities, and it is possible that the securities will be subject to withholding tax under Section 871(m) based on the circumstances as of that date.

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

If withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Citigroup Global Markets Holdings Inc.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of up to $6.00 for each security sold in this offering. The actual underwriting fee will be equal to the selling concession provided to selected dealers, as described in this paragraph. From this underwriting fee, CGMI will pay selected dealers not affiliated with CGMI a variable selling concession of up to $6.00 for each security they sell.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

The estimated value of the securities is a function of the terms of the securities and the inputs to CGMI’s proprietary pricing models. As of the date of this preliminary pricing supplement, it is uncertain what the estimated value of the securities will be on the pricing date because it is uncertain what the values of the inputs to CGMI’s proprietary pricing models will be on the pricing date.

For a period of approximately three months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month temporary adjustment period. However, CGMI is not obligated to buy the securities from investors at any time. See “Summary Risk Factors—The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Contact

Clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

© 2024 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

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